Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Yadkin Valley Financial Corporation:

We consent to the use of our report dated February 19, 2009 except for Note 25, as to which the date is March 26, 2009, with respect to the consolidated balance sheets of American Community Bancshares, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the registration statement.

Charlotte, North Carolina
May 1, 2009